UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2012 (October 26, 2012)

T3 MOTION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35133	20-4987549
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

2990 Airway Avenue
Costa Mesa, California 92626

(Address of principal executive offices)

Registrant’s telephone number, including area code: (714) 619-3600

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 26, 2012, T3 Motion, Inc., a Delaware corporation (the "Company"), received notice from the NYSE MKT LLC ("NYSE MKT") indicating that the Company is not in compliance with certain of the NYSE MKT continued listing standards. Specifically, the letter from the Exchange stated that the Company is not in compliance with Section 1003(a)(iv) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

The Company has informed the Exchange of its intention to pursue the right of appeal and request a hearing pursuant to Sections 1203 and 1009(d) of the Company Guide. There can be no assurance that the Company's request for continued listing will be granted at this hearing. In the event that the Company's appeal is unsuccessful, the Company expects that its common stock will trade on OTC-BB no later than any official delisting from the Exchange.

On October 31, 2012, the Company issued a press release announcing its receipt from the NYSE MKT of notice of the Company's failure to satisfy a continued listing standard. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 26, 2012, Domonic Carney, Chief Financial Officer of T3 Motion, Inc. (the “Company”), notified the Company’s board of directors that he was terminating his employment relationship with the Company for personal reasons. Mr. Carney has advised that he will continue to work with the Company for the next several weeks in order to assist with the transition as the Company seeks to retain his replacement. Rod Keller Jr., Chief Executive Officer of the Company, will assume the role of interim principal financial officer.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release dated October 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T3 Motion, Inc.

Date: October 31, 2012	By:	/s/ Rod Keller Jr.
Name: Rod Keller Jr.
Title: Chief Executive Officer

EXHIBIT INDEX

No.	Description
99.1	Press Release dated October 31, 2012